CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

October 21, 2022

Oaktree Specialty Lending Corporation

333 South Grand Ave, 28th Floor

Los Angeles, CA 90071

Attn: The Special Committee of the Board of Directors

RE:

Joint Proxy Statement of Oaktree Specialty Lending Corporation (“OCSL”) and Oaktree Strategic Income II, Inc. (“OSI2”) / Prospectus of OCSL which forms part of the Registration Statement on Form N-14 of OCSL (the “Registration Statement”).

Dear Members of the Special Committee:

Reference is made to our opinion letter (“opinion”), dated September 14, 2022, to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) and to the Board of OCSL. We understand that OCSL has determined to include our opinion in the Joint Proxy Statement of OCSL and OSI2 /Prospectus of OCSL (the “Joint Proxy Statement/Prospectus”) included in the above referenced Registration Statement.

Our opinion was provided for the Special Committee (in its capacity as such) and, as requested by the Special Committee, the Board (in its capacity as such) in connection with their consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. In that regard, we hereby consent to the reference to our opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement filed with the Securities and Exchange Commission as of the date hereof under the captions “SUMMARY OF THE MERGERS—Reasons for the Mergers – OCSL,” “RISK FACORS,” “THE MERGERS—Background of the Mergers,” “THE MERGERS—Reasons for the Merger – OCSL” and “THE MERGERS—Opinion of the Financial Advisor to the OCSL Special Committee” and to the inclusion of our opinion as Annex B to the Registration Statement. Notwithstanding the foregoing, it is understood that this consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement as of the date hereof and that our opinion is not to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

/s/ Houlihan Lokey Capital, Inc.